Exhibit 4.4

AMENDMENT NO. 4

TO THE 1999 SHARE INCENTIVE PLAN, AS AMENDED

     The first sentence of Section 13(a) of the 1999 Option Plan shall be amended and restated to read in its entirety as follows:

     (a)      The right to grant Options under the Plan will terminate on March 16, 2014.